Exhibit 3.2

State of Delaware Secretary of State Division of Corporations Delivered 02:39 PM 03/21/2016 FILED 02:39 PM 03/21/2016 SR 20161766468 - File Number 5994419

CERTIFICATE OF INCORPORATION

OF

MGP ESCORW CO-ISSUER, INC.

FIRST: The name of the corporation formed hereby is MGP Escrow Co-Issuer, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808. The name of the registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any and all lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as from time to time amended. The Corporation is to have perpetual existence.

FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue is 100 shares, all of which are to be common stock, and the par value of each of such shares is to be $.01 (“Common Stock”).

FIFTH: The name and mailing address of the incorporator of the Corporation are John M. McManus, 3600 Las Vegas Boulevard South, Las Vegas, Nevada, 89109.

SIXTH: The number of directors of the Corporation shall be fixed from time to time in the manner provided in the bylaws or any amendment thereof adopted by the Board of Directors of the Corporation (the “Board of Directors”).

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this 21st day of March, 2016.

By:	/s/ John M. McManus
Name: John M. McManus
Title: Sole Incorporator

[CERTIFICATE OF INCORPORATION (MGP ESCROW CO-ISSUER, INC.)]